UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4770
Internet Site: www.homebancshares.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 9, 2009

     A Special Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on January 9, 2009, at 10:00 a.m. (CST) at the corporate offices, located at 719 Harkrider, Conway, Arkansas, for the following purposes:
(1)	To amend the Company’s Restated Articles of Incorporation to amend the terms of the authorized shares of preferred stock.

(2)	To transact such other business as may properly come before the meeting or any adjournments thereof.
     The Board of Directors of the Company has approved an amendment to the Articles of Incorporation to amend the terms of the authorized shares of preferred stock to make the shares “blank check” preferred stock. The primary purpose of this amendment is to allow the Company to sell securities under the U.S. Department of the Treasury’s TARP Capital Purchase Program. The Board believes this amendment will provide maximum flexibility with respect to our ability to augment our capital in the near future and for other proper corporate purposes in the long term. We encourage you to read the accompanying proxy statement carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. The Board of Directors believes the amendment is in the best interest of the Company and its shareholders.
     Only shareholders of record on November 26, 2008, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.
By Order of the Board of Directors
C. RANDALL SIMS
Secretary
Conway, Arkansas
December 10, 2008
YOUR VOTE IS IMPORTANT
PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD
     Your vote is important.  You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)
     The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. on January 9, 2009.
VOTE BY TELEPHONE
     You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
VOTE ON THE INTERNET
     You also can choose to vote on the Internet. The website for Internet voting is www.investorvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
VOTE BY MAIL
     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 43101, Providence, Rhode Island 02940-5067.
VOTING AT THE SPECIAL MEETING
     The method by which you vote will not limit your right to vote at the Special Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.
     All shares that have been properly voted and not revoked will be voted at the Special Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4770
Internet Site: www.homebancshares.com

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Special Meeting of Shareholders to be held on January 9, 2009. This Proxy Statement and the accompanying proxy card were first mailed to shareholders of the Company on or about December 10, 2008.
     This introductory section is a summary of selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the proposal that is submitted for a vote, you should carefully read this entire document and other documents to which we refer.
     The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations. The Company may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this proxy solicitation, if management determines it advisable.
ABOUT THE SPECIAL MEETING
When and Where Is the Special Meeting?
Date: Friday, January 9, 2009
Time: 10:00 a. m., Central Standard Time
Location: Corporate Offices, located at 719 Harkrider, Conway, Arkansas 72032
What Is the Purpose of the Special Meeting?
     The Board of Directors has called the Special Meeting of Shareholders to vote on an amendment to our Restated Articles of Incorporation to amend the terms of the authorized shares of preferred stock.
Why Is the Amendment to Article THIRD of the Restated Articles of Incorporation Necessary?
     The Board of Directors has applied for and has received preliminary approval to participate in the recently announced TARP Capital Purchase Program (the “CPP” or the “Program”) by the United States Department of the

Treasury (the “Treasury”) instituted under the Emergency Economic Stabilization Act of 2008. Under the Program, eligible healthy financial institutions, such as the Company, will be able to sell senior preferred shares (the “Senior Preferred Shares”) on standardized terms to the Treasury in amounts equal to between 1% and 3% of an institution’s risk-weighted assets. The Program is completely voluntary, and although we anticipate being profitable in current year, have adequate sources of liquidity, and are well-capitalized under regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the voluntary Program to raise additional low cost capital to ensure that during these uncertain times, we are well-positioned to support existing operations as well as anticipated future growth. Because the terms of the preferred shares authorized under our Restated Articles of Incorporation do not meet the requirements of the Program, it is necessary for us to amend the Restated Articles of Incorporation to amend the terms of the preferred shares in order to participate in the Program. Even if the proposed amendment to the Restated Articles of Incorporation is adopted, however, there can be no assurance that we will issue any Senior Preferred Shares to the Treasury thereunder. On November 10, 2008, the Treasury gave preliminary approval for us to issue $50.0 million of such Senior Preferred Shares.
Who Is Entitled to Vote?
     Only shareholders of record at the close of business on the record date, November 26, 2008, are entitled to receive the Notice of Special Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on.
Who Can Attend the Meeting?
     All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting. Seating is limited and will be on a first-come, first-served basis. Registration will begin at 9:30 a.m., and seating will be available at approximately 9:45 a.m.
No cameras, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.
     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.
What Constitutes a Quorum?
     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 19,836,939 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.
How Can I Communicate Directly with the Board?
     Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas  72033
     Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

How Do I Vote?
     The enclosed proxy card indicates the number of shares you own. There are four ways to vote:
•	By Internet at www.investorvote.com; we encourage you to vote this way.

•	By toll-free telephone at the number shown on your proxy card.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.
     If you vote by Internet or telephone, your vote must be received by 1:00 a.m. on January 9, 2009. Your shares will be voted as you indicate. If you do not indicate your voting preferences, C. Randall Sims and Randy Mayor will vote your shares FOR the proposed amendment to the Articles of Incorporation.
     If you Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.
     If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you attend the Meeting, you may deliver your completed proxy card in person. A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.
     If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.
What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board’s recommendation is set forth with the proposal in this Proxy Statement. In summary, the Board recommends a vote:
•	For the approval of the amendment to the Restated Articles of Incorporation (see pages 9-22).
     As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Special Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.
What Vote Is Required to Approve the Proposal?
•	The affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.
     If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
     The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on November 26, 2008, there were 19,836,939 shares eligible to vote.

Can I Change My Vote After I Return the Proxy Card?
     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.
Do I have a Right to Dissent from Approval of the Proposal?
     No. Pursuant to the Arkansas Business Corporation Act of 1987, as amended, the Company’s shareholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment.
You Should Carefully Read this Proxy Statement in its Entirety.

PRINCIPAL SHAREHOLDERS OF THE COMPANY
     The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on November 26, 2008, there were 19,836,939 shares outstanding held by approximately 894 registered shareholders.
     The following table sets forth certain information as of October 31, 2008, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.
     Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from October 31, 2008.
     Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider, Suite 100, Conway, Arkansas 72032.

	Amount and Nature	Percent of
	of Beneficial	Shares
Name of Beneficial Owner	Ownership	Outstanding (1)
5% or greater holders:
T. Rowe Price Associates, Inc. (2)	1,370,519	6.9%
Directors and executive officers:
Robert H. Adcock, Jr. (3)	719,916	3.6%
John W. Allison (3)(4)	2,802,320	14.1%
Richard H. Ashley (5)	1,196,196	6.0%
Dale A. Bruns (3)	117,023	*
Richard A. Buckheim (3)	45,322	*
S. Gene Cauley	162,934	*
Jack E. Engelkes (3)(6)	73,859	*
Tracy M. French (7)	24,615	*
James G. Hinkle (8)	183,117	*
Alex R. Lieblong (3)(9)	549,878	2.8%
Randy E. Mayor (3)(10)	120,072	*
C. Randall Sims (3)(11)	149,625	*
Ron W. Strother (3)(12)	112,927	*
William G. Thompson (13)	98,220	*
All directors and executive officers as a group (19 persons) (3)	6,504,594	32.8%

*	Less than 1%.

(1)	The percentage of our common stock beneficially owned was calculated based on 19,836,615 shares of our common stock outstanding as of October 31, 2008. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of October 31, 2008.

(2)	Based on information as of September 30, 2008, obtained from a Schedule 13F filed with the SEC on or about November 15, 2008, by T. Rowe Price Associates, Inc. (“Price Associates”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13F. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Adcock, 324 shares; Mr. Allison, 117,642 shares; Mr. Bruns, 2,268 shares; Mr. Buckheim, 3,072 shares; Mr. Engelkes, 2,916 shares; Mr. Lieblong, 9,558 shares; Mr. Mayor, 53,019 shares; Mr. Sims, 66,274 shares; Mr. Strother, 77,760 shares; and all directors and executive officers as a group, 416,506 shares.

(4)	Includes 386,717 shares owned by Mr. Allison’s spouse, either individually or as custodian for their children, 3,699 shares held in Mr. Allison’s IRA and 15,302 shares owned by Capital Buyers, a company that is owned by Mr. Allison.

(5)	Includes 3,126 shares held in Mr. Ashley’s IRA, 4,241 shares owned by Mr. Ashley’s spouse, 1,668 shares owned by the IRA of Mr. Ashley’s spouse, 387,500 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, and 213,648 shares owned by RHA Investments, a company of which Mr. Ashley is a partner.

(6)	Includes 39,963 shares owned by Mr. Engelkes’ spouse, 9,841 shares for which Mr. Engelkes is custodian for his children, and 878 shares held in Mr. Engelkes’ Simple IRA.

(7)	Includes 5,890 shares owned by Mr. French’s 401(k) plan, 6,031 shares held in Mr. French’s IRA, 2,177 shares owned by the Daniel French Trust, and 1,441 shares owned by the Daniel French Irrevocable Trust.

(8)	Includes 181,184 shares owned by the James G. Hinkle Revocable Trust.

(9)	Includes 370,332 shares that are owned by Key Colony Fund L.P., a hedge fund of which Mr. Lieblong is the managing partner.

(10)	Includes 4,897 shares owned by Mr. Mayor’s 401(k) plan, and 13,723 shares held in Mr. Mayor’s IRA.

(11)	Includes 1,627 shares owned by Mr. Sims’ children, 26,209 shares held in Mr. Sims’ IRA and 4,216 shares owned by Mr. Sims’ 401(k) plan.

(12)	Includes 5,094 shares owned by Mr. Strother’s 401(k) plan.

(13)	Includes 2,859 shares owned by Mr. Thompson’s IRA, 3,340 shares owned by the IRA of Mr. Thompson’s spouse, 53,361 shares owned by Thompson Brothers LLC, a company of which Mr. Thompson is a partner, and 328 shares owned by B and L Thompson Investments LLC, a company owned by Mr. Thompson.
[Remainder of page intentionally left blank.]

PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION
TO AMEND TERMS OF AUTHORIZED SHARES OF PREFERRED STOCK

General
     On November 21, 2008, the Board of Directors approved, subject to receiving the approval of the shareholders, an amendment to Article THIRD of the Company’s Restated Articles of Incorporation to amend the terms of the authorized shares of preferred stock to make the authorized shares “blank check” preferred stock. Currently, the Restated Articles of Incorporation authorize the issuance of 5,500,000 shares of $0.01 par value preferred stock (the “Preferred Stock”), divided into 2,500,000 shares of class A non-voting, non-cumulative, callable and redeemable, convertible preferred stock and 3,000,000 shares of class B non-voting, non-cumulative, callable and redeemable, convertible preferred stock. None of the authorized shares of Preferred Stock of either class is presently issued and outstanding.
     Upon adoption of the proposed amendment, the Preferred Stock will no longer be divided into class A and class B but will consist of such series as issued from time to time by the Board of Directors, and the Preferred Stock would have such voting rights, designations, preferences, and relative, participating, option and conversion or other special rights, and such qualifications, limitations or restrictions, as the Board of Directors may designate for each series issued from time to time. This is commonly referred to as “blank check” preferred stock. The Preferred Stock would be available for issuance without further action by the shareholders, except as may be required by applicable laws or rules of the NASDAQ Stock Market. The total number of authorized shares of Preferred Stock would remain unchanged.
     Specifically, the proposed amendment will give the Board of Directors the express authority, without further action of the shareholders, to issue shares of Preferred Stock from time to time in one or more series and to fix before issuance with respect to each series the preferences, limitations, relative rights and terms of such series. This means that the Board of Directors will be able to designate with respect to each series of Preferred stock: (a) the designation and the number of shares to constitute each series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, if any, (e) whether the shares will be subject to the operation of a sinking or retirement fund, if any, (f) whether the shares are to be convertible or exchangeable into other securities of the Company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any such series is outstanding, if any, (h) the voting power, if any, in addition to the voting rights provided by law, of the shares, which voting powers may be general or special, and (i) such other provisions as are not inconsistent with the Restated Articles of Incorporation. Under Arkansas law, all the shares of any one series of the Preferred Stock shall be identical in all respects.
     The Board of Directors believes that the amendment to the terms of the Preferred Stock is in the best interests of the Company and its shareholders and believes that it is advisable to have such shares available in connection with possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law.
     If the proposed amendment is approved, a Certificate of Amendment, in the form of Exhibit A, amending the Restated Articles of Incorporation will be filed with the Arkansas Secretary of State as promptly as practicable thereafter and the amendment to the terms of the Preferred Stock would become effective on the date of such filing. The actual text of the amendment may vary as may be determined by the Board of Directors to comply with regulatory requirements and to effectuate the filing of same with the Arkansas Secretary of State.

Purpose and Effect of the Proposed Amendment
     The primary purpose of the amendment is to enable the Company to sell Senior Preferred Shares to the Treasury under the CPP. The CPP, instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008, provides up to $700 billion to the Treasury to buy mortgages and other assets from financial institutions, to invest and take equity positions in financial institutions, and to establish programs that will allow companies to insure their troubled assets. Under the Program, the Treasury will purchase up to $250 billion of Senior Preferred Shares from qualifying financial institutions. The Program facilitates capital growth in order to increase the flow of financing to U.S. businesses and consumers by selling Senior Preferred Shares to the Treasury and will be available to U.S. financial institutions that meet the Program’s eligibility requirements and that elect to participate before 5:00 p.m. (EST) on November 14, 2008.
     If eligible, the Company may sell an amount of Senior Preferred Shares to the Treasury equal to not less than 1% of the Company’s risk-weighted assets (or $22.1 million) and not more than the lesser of (a) $25 billion and (b) 3% of its risk-weighted assets (or $66.3 million). The Senior Preferred Shares will qualify as Tier 1 capital and will rank senior to common stock and pari passu, which is at an equal level in the capital structure, with existing preferred shares, other than preferred shares which by their terms rank junior to any other existing preferred shares. On October 26, 2008, the Company filed an application with the Federal Reserve Bank of St. Louis requesting to sell $50.0 million of Senior Preferred Shares under the CPP. On November 10, 2008, the Treasury granted preliminary approval to our application.
     The Senior Preferred Shares will pay a cumulative dividend rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five. The dividend will be payable quarterly in arrears. The Senior Preferred Shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The Senior Preferred Shares will be callable at par after three years. Prior to the end of three years, the Senior Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common stock. The Treasury may also transfer the Senior Preferred Shares to a third party at any time. In conjunction with the purchase of Senior Preferred Shares, the Treasury will receive warrants to purchase common stock (the “Warrants”) with an aggregate market price equal to 15% of the Senior Preferred Shares investment. The exercise price of the Warrants will be $26.03, which is the market price of the Company’s common stock at the time of preliminary approval, November 10, 2008, calculated on as 20-trading day trailing average. Based upon this price and the $50.0 million Senior Preferred Shares investment the Company has requested, the Company would issue Warrants to the Treasury to purchase 288,000 shares of the Company’s common stock. The Warrants will have a term of 10 years, and the Company will have to take the steps necessary to register the Senior Preferred Shares and the Warrants and the underlying common stock purchasable upon exercise. The issuance of common shares underlying the Warrants will generally dilute the ownership interests of the Company’s current common stock shareholders. See “CPP Warrants and Dilution.”
     To participate in the Program, the Company is required to meet certain standards, including: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the Company; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting the Company from making any golden parachute payment to a senior executive based on the Internal Revenue Code provision; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.
     The Board believes that it is in the best interests of the Company and the shareholders to afford the Company the opportunity to obtain additional capital through the Program and as deemed necessary from time to time by the Board. Approving the amendment will allow the Company to participate in the Program, which will give the Company an additional resource for obtaining capital. Although the Company is already well-capitalized, the Board believes the ability to obtain additional capital through this Program will give the Company more flexibility to pursue future growth and acquisition opportunities. Without this amendment, the Company will not be eligible to participate in the Program.
     The Company will have to execute a Letter Agreement that includes a Securities Purchase Agreement setting out the terms and conditions of the issuance of the Senior Preferred Shares. As of the date of this Proxy Statement, no assurances can be given that the Company will choose to meet these terms and conditions and therefore participate in the Program.

     The Board of Directors believes that amending the authorized Preferred Stock so that the shares are “blank check” preferred stock will not only allow us to apply to participate in the Program and increase our flexibility in structuring capital raising transactions, future acquisitions, joint ventures, and strategic alliances, but may also be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. The Board of Directors evaluates such opportunities as they arise and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue Preferred Stock under such terms as it may designate will enable the Board to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital stock. The Board of Directors believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in the best interests of our Company and its shareholders.
     The issuance of shares of Preferred Stock will generally dilute the ownership interests of the current common shareholders, and the mere ability of the Board of Directors of the Company to issue Preferred Stock may discourage hostile tender offers for the Company’s common stock or be viewed as an anti-takeover device. The amendment is not presently intended for that purpose and is not proposed in response to any specific takeover threat known to the Board of Directors. Furthermore, this proposal is not part of any plan by the Board of Directors to adopt anti-takeover devices, and the Board of Directors currently has no present intention of proposing anti-takeover measures in the near future. In addition, any such issuance of Preferred Stock in the takeover context would be subject to compliance by the Board of Directors with applicable principles of fiduciary duty. Additionally, the issuance of shares of Preferred Stock with certain rights, preferences and privileges senior to those held by the Company’s common shareholders could diminish their rights to receive dividends, if declared by the Board of Directors, and to receive payments upon the Company’s liquidation.
Possible Effects on Holders of Common Stock
     Currently, the Company’s Restated Articles of Incorporation authorizes the issuance of 50,000,000 shares of common stock, of which 19,836,939 are issued and outstanding as of November 26, 2008. The rights of the holders of the Company’s common stock are as follows:
     Voting.    The holders of common stock currently possess exclusive voting rights in the Company.  On matters submitted to the shareholders of the Company, the holders of common stock are entitled to one vote for each share held.  No shares have cumulative voting rights.
     Dividends.    Holders of shares of common stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor.  The ability of the Company to pay cash dividends is subject to the ability of the Company’s banking subsidiaries to pay dividends or make other distributions to the Company, which in turn are subject to limitations imposed by law and regulation.
     Liquidation Rights.    In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims, and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of common stock.
     Except for the issuance of Senior Preferred Shares under the Program, the Company is unable to determine the actual effects of the issuance of a series of Preferred Stock on the rights of the shareholders of the Company until the Board determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of the common stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of common stock if the Preferred Stock is convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of the common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.
     Based on the Program term sheet provided by the Treasury attached to this Proxy Statement as Exhibit B, the following are the effects on holders of common stock from the issuance of Senior Preferred Shares to the Treasury under the Program:

Restrictions on Dividends
     For as long as any Senior Preferred Shares are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Shares, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred Shares), nor may the Company repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Shares or common shares, unless (i) in the case of cumulative Senior Preferred Shares all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid; or (ii) in the case of non-cumulative Senior Preferred Shares the full dividend for the latest completed dividend period has been declared and paid in full. In addition, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Senior Preferred Shares investment unless prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties. The Company believes that it could be limited to paying a six cents ($0.06) quarterly dividend so long as the Senior Preferred Shares are outstanding.
Repurchases
     The Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred Shares and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred Shares, or common shares if prohibited as described under “Restrictions on Dividends” above.
Voting rights
     The Senior Preferred Shares shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares, (ii) any amendment to the rights of Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Shares will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.
CPP Warrants and Dilution
     Participation in the Program requires the Company to issue Warrants to the Treasury to purchase a number of shares of our common stock having a market value equal to 15% of the aggregate liquidation amount of the shares of Senior Preferred Shares purchased by the Treasury. The exercise price of the Warrants and the market value for determining the number of shares of common stock subject to the Warrants would be determined by reference to the market value of our common stock on the date of the preliminary approval, November 10, 2008 (calculated on a 20-day trailing average closing price) of $26.03. The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible into common stock. Based upon the minimum investment in Senior Preferred Shares by the Treasury, the investment the Company has requested, and the maximum Senior Preferred Shares investment by the Treasury, the Company would issue Warrants to the Treasury to purchase 127,000 shares, 288,000 shares, and 382,000 shares of common stock, respectively. The issuance of common shares underlying the Warrants will generally dilute the ownership interests of the Company’s existing common stock shareholders.
     The Warrants would have a term of 10 years. The Warrants would be immediately exercisable and would not be subject to restrictions on transfer; however, the Treasury would only be permitted to exercise or transfer one-half of the Warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Shares from a “Qualified Equity Offering” (an offering of other Tier 1 qualifying perpetual preferred stock or common stock) or (ii) December 31, 2009. If we receive aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Shares from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the Warrants would be reduced by 50%. The Treasury would agree not to exercise voting power with respect to any shares of common stock issued to the Treasury upon exercise of the Warrants; however, persons to whom the Treasury subsequently transferred these shares would not be bound by this voting restriction.
Use and Effect of CPP Proceeds
     To ensure that during these uncertain times, the Company is well positioned to support existing operations, the Company intends initially to invest any proceeds received from its participation in the CPP in earning assets consisting of investment securities. The Company then intends to utilize a portion of such proceeds to fund future prudent loan growth in all of its markets. Prior to their deployment, these funds will provide the Company with additional liquidity, reduce our current borrowings, and augment our investments. The Company also intends to use the proceeds for general corporate purposes and to further strengthen our capital position.
Registration of CPP Shares
     The Company would be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the Senior Preferred Shares, as well as the Warrants and the shares of common stock underlying the Warrants, as soon as practical after the date of the Treasury’s investment in the Senior Preferred Shares.
Treasury Not Obligated to Issue CPP and Effect of Non-issuance
     The Treasury is not obligated to accept our application to participate in the Program, and the proceeds of the related sale of capital securities is not guaranteed. Therefore, there can be no assurance that the transactions described herein will be completed. The Board of Directors believes that the shareholders should approve the amendment to the Restated Articles of Incorporation regardless of whether the Treasury accepts our application because such action would provide the Company with maximum flexibility in possible future capital raising opportunities that may be deemed advisable and in the best interest of the Company and our shareholders.
     In the event that the proposed amendment to the Restated Articles of Incorporation is approved by the shareholders but the Treasury does not accept our application, the Company would remain a “well-capitalized” financial institution and our financial condition and results of operations would not be materially different. However, our total capital would not be augmented to the extent of the Program proceeds. In addition, because of the extensive publicity of CPP and certain market perceptions as to the financial health of firms that are denied access to CPP, the affect on our stock price or future ability to grow organically or acquire banks could be adversely effected.
CPP Impact on Executive Compensation
     To participate in the Program, the Company would be required to adhere to the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds any equity securities issued by us under the CPP. See “Purpose and Effect of Proposed Amendment.” The Compensation Committee has already reviewed these requirements and passed an omnibus resolution prohibiting any payments that would violate Section 111 of the Emergency Economic Stabilization Act of 2008.
Pro Forma Financial Information
     The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to the Company’s historical financial statements for the year ended December 31, 2007, and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007, in the case of the statement of income data and September 30, 2008, in the case of the balance sheet and regulatory capital ratio data. The key assumptions in the following pro forma statements include the following:
•	The issuance of Senior Preferred Shares under the CPP for $22.1 million, $50.0 million and $66.3 million for the minimum, requested and maximum investment, respectively, as defined by the Program,

•	The issuances of Warrants to purchase approximately 127,000, 288,000 and 382,000 shares of the Company’s common stock, respectively, for the minimum, requested and maximum investment under the CPP, and

•	The investment of the proceeds in earning assets.

     The Company presents unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007, and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the Warrants, any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the Senior Preferred Shares.
     The information should be read in conjunction with the Company’s audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
     The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Program been received, or the issuance of the Warrants pursuant to the Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Program is subject to our shareholders approving the proposed amendment to our Restated Articles of Incorporation described in this Proxy Statement.
     We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Restated Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under the Cautionary Note Regarding Forward-Looking Statements which immediately precedes Part I of our Annual Report on Form 10-K for the year ended December 31, 2007, in the Cautionary Note Regarding Forward-Looking Statements which immediately precedes Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in our other reports filed with the SEC.
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Home BancShares, Inc.
Pro Forma Consolidated Balance Sheets

	Historical
	September 30,	Pro Forma Adjustments			Pro Forma
(In thousands, except share data)	2008	Minimum	Requested	Maximum	Minimum	Requested	Maximum
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets

Cash and cash equivalents	$60,735	$—	$—	$—	$60,735	$60,735	$60,735

Investment securities(1)	381,564	22,108	50,000	66,324	403,672	431,564	447,888

Loans receivable, net	1,931,551	—	—	—	1,931,551	1,931,551	1,931,551

Other assets	276,740	—	—	—	276,740	276,740	276,740

Total assets	$2,650,590	$22,108	$50,000	$66,324	$2,672,698	$2,700,590	$2,716,914

Liabilities and Stockholders’ Equity

Total deposits	$1,913,071	$—	$—	$—	$1,913,071	$1,913,071	$1,913,071

Total other borrowings	434,130	—	—	—	434,130	434,130	434,130

Other liabilities	12,350	—	—	—	12,350	12,350	12,350

Total liabilities	2,359,551	—	—	—	2,359,551	2,359,551	2,359,551

Stockholders’ equity:

Preferred stock(2)	—	22,108	50,000	66,324	22,108	50,000	66,324

Discount on preferred stock(4)	—	(1,182)	(2,679)	(3,554)	(1,182)	(2,679)	(3,554)

Common stock	198	—	—	—	198	198	198

Capital surplus	252,836	—	—	—	252,836	252,836	252,836

Warrants(2) (3)	—	1,182	2,679	3,554	1,182	2,679	3,554

Retained earnings	43,310	—	—	—	43,310	43,310	43,310

Accumulated other comprehensive loss	(5,305)				(5,305)	(5,305)	(5,305)

Total stockholders’ equity	291,039	22,108	50,000	66,324	313,147	341,039	357,363

Total liabilities and stockholders’ equity	$2,650,590	$22,108	$50,000	$66,324	$2,672,698	$2,700,590	$2,716,914

(1)	Assumes the CPP proceeds are invested in earning assets (consisting of investment securities). The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth. However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.

(2)	Consists of the minimum, requested and maximum Senior Preferred Shares issuance under the CPP. The value of the Senior Preferred Shares and associated Warrants are allocated based on the relative fair value of the Warrants as compared to the fair value of the Senior Preferred Shares. The Senior Preferred Shares are valued using a discounted cash flow model. The Warrants are valued under the Black-Scholes pricing model.

(3)	The value of the Warrants uses the following assumptions under the Black-Scholes pricing model: the Company’s common stock price, dividend yield, stock price volatility, and the risk-free interest rate. The common stock price is based on a 20-day trading day trailing average as of November 10, 2008.

(4)	The discount on the Senior Preferred Shares is amortized over a 5-year period via the straight line method.

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Home BancShares, Inc.
Pro Forma Consolidated Statements of Income

	Historical Twelve
	Month Ended	Pro Forma Adjustments			Pro Forma
(In thousands, except share data)	December 31, 2007	Minimum	Requested	Maximum	Minimum	Requested	Maximum
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income(1)	$141,765	$1,105	$2,500	$3,316	$142,870	$144,265	$145,081

Total interest expense	73,778	—	—	—	73,778	73,778	73,778

Net interest income	67,987	1,105	2,500	3,316	69,092	70,487	71,303

Provision for loan losses	3,242	—	—	—	3,242	3,242	3,242

Net interest income after provision for loan losses	64,745	1,105	2,500	3,316	65,850	67,245	68,061

Total non-interest income	25,754	—	—	—	25,754	25,754	25,754

Total non-interest expense	61,535	—	—	—	61,535	61,535	61,535

Income before income taxes	28,964	1,105	2,500	3,316	30,069	31,464	32,280

Income tax expense(2)	8,519	433	981	1,301	8,952	9,500	9,820

Net income	20,445	672	1,519	2,015	21,117	21,964	22,460

Preferred stock dividends(3)	—	1,342	3,036	4,027	1,342	3,036	4,027

Net income available to common shareholders	$20,445	$(670)	$(1,517)	$(2,012)	$19,775	$18,928	$18,433

Basic earnings per share	$1.10	$(0.04)	$(0.08)	$(0.11)	$1.06	$1.02	$0.99

Diluted earnings per share	$1.08	$(0.04)	$(0.08)	$(0.11)	$1.04	$1.00	$0.97

Dividend declared per common share	$0.134	$—	$—	$—	$0.134	$0.134	$0.134

Weighted average shares outstanding

Basic	18,614	—	—	—	18,614	18,614	18,614

Diluted(4)(5)	18,927	—	—	—	18,927	18,927	18,927

(1)	Assumes the CPP proceeds are invested in earning assets (consisting of investment securities with an assumed effective yield of 5%). The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth. However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 39.225%.

(3)	Consists of dividends of approximately $1.1 million, $2.5 million and $3.3 million for the minimum, requested and maximum investments, respectively, on the Senior Preferred Shares at a 5% annual rate as well as approximately $236,000, $536,000 and $711,000 for the minimum, requested and maximum investments, respectively, of accretion on discount on the Senior Preferred Shares upon issuance. The discount is determined based on the value that is allocated to the Warrants upon issuance. The discount is accreted back to par value on the straight line method over a 5-year term, which is the expected life of the Senior Preferred Shares upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the Senior Preferred Shares, and assumptions underlying the value of the Warrants. The proceeds are allocated based on the relative fair value of the Warrants as compared to the fair value of the Senior Preferred Shares. The fair value of the Warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the Warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Senior Preferred Shares is determined based on assumptions regarding the discount rate (market rate) of the Senior Preferred Shares (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	The Treasury would receive Warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing 20-day trading average leading up to the preliminary approval date. This pro forma assumes that the Warrants would give the Treasury the option to purchase 127,000, 288,000 and 382,000 shares of the Company common stock, respectively, for the minimum, requested and maximum investment under the Program. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2007, at a strike price of $26.03 (based on the Company’s trailing 20-day average share price as of November 10, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

(5)	As a result of the closing stock price for the Companyof $19.42 on December 31, 2007, there is not any stock dilution for the stock warrants since they are projected to have a strike price of $26.03.

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Home BancShares, Inc.
Pro Forma Consolidated Statements of Income

	Historical Nine
	Month Ended	Pro Forma Adjustments			Pro Forma
(In thousands, except share data)	September 30, 2008	Minimum	Requested	Maximum	Minimum	Requested	Maximum
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income(1)	$111,024	$829	$1,875	$2,487	$111,853	$112,899	$113,511

Total interest expense	46,597	—	—	—	46,597	46,597	46,597

Net interest income	64,427	829	1,875	2,487	65,256	66,302	66,914

Provision for loan losses	6,952	—	—	—	6,952	6,952	6,952

Net interest income after provision for loan losses	57,475	829	1,875	2,487	58,304	59,350	59,962

Total non-interest income	26,985	—	—	—	26,985	26,985	26,985

Total non-interest expense	55,658	—	—	—	55,658	55,658	55,658

Income before income taxes	28,802	829	1,875	2,487	29,631	30,677	31,289

Income tax expense(2)	9,306	325	735	976	9,631	10,041	10,282

Net income	19,496	501	1,140	1,511	20,000	20,636	21,007

Preferred stock dividends(3)	—	1,007	2,277	3,020	1,007	2,277	3,020

Net income available to common shareholders	$19,496	$(503)	$(1,137)	$(1,509)	$18,993	$18,359	$17,987

Basic earnings per share	$0.98	$(0.02)	$(0.05)	$(0.07)	$0.96	$0.93	$0.91

Diluted earnings per share	$0.96	$(0.02)	$(0.06)	$(0.07)	$0.94	$0.90	$0.89

Dividend declared per common share	$0.157	$—	$—	$—	$0.157	$0.157	$0.157

Weighted average shares outstanding

Basic	19,808	—	—	—	19,808	19,808	19,808

Diluted(4)(5)	20,309	—	—	—	20,309	20,309	20,309

(1)	Assumes the CPP proceeds are invested in earning assets (consisting of agency guaranteed securities with an assumed effective yield of 5%). The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth. However, such impact cannot be estimated at this time as the impact of the investments would vary in timing and pricing.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 39.225%.

(3)	Consists of dividends of approximately $829,000, $1.9 million and $2.5 million for the minimum, requested and maximum investments, respectively, on the Senior Preferred Shares at a 5% annual rate as well as approximately $177,000, $402,000 and $533,000 for the minimum, requested and maximum investments, respectively, of accretion on discount on the Senior Preferred Shares upon issuance. The discount is determined based on the value that is allocated to the Warrants upon issuance. The discount is accreted back to par value on the straight line method over a 5-year term, which is the expected life of the Senior Preferred Shares upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the Senior Preferred Shares, and assumptions underlying the value of the Warrants. The proceeds are allocated based on the relative fair value of the Warrants as compared to the fair value of the Senior Preferred Shares. The fair value of the Warrants is determined under a Black-Scholes model. The model includes assumptions regarding the Company’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the Warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Senior Preferred Shares is determined based on assumptions regarding the discount rate (market rate) of Senior Preferred Shares (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	The Treasury would receive Warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing 20-day trading average leading up to the closing date. This pro forma assumes that the Warrants would give the Treasury the option to purchase 127,000, 288,000 and 382,000 shares of the Company’s common stock, respectively, for the minimum, requested and maximum investment under the Program. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the Warrants had been issued on January 1, 2008, at a strike price of $26.03 (based on the Company’s trailing 20-day average share price as of November 10, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

(5)	As a result of the closing stock price for the Company of $25.87 on September 30, 2008, there is not any stock dilution for the Warrants since they are projected to have a strike price of $26.03.

               In addition to the pro forma condensed financial statements presented above, the following table shows our historical regulatory capital ratios as of September 30, 2008, for the Company as well as pro forma ratios for the minimum, requested and maximum investments under the Program as if such investments had been made as of September 30, 2008. The minimum investment (1% of risk-weighted assets) is $22.1 million, the requested investment is $50.0 million and the maximum investment (3% of risk-weighted assets) is $66.3 million.

		Pro Forma as of	Pro Forma as of	Pro Forma as of
		September 30, 2008	September 30, 2008	September 30, 2008
		Assuming Sale of $22.1	Assuming Sale of $50.0	Assuming Sale of $66.3
		million (minimum) of	million (requested) of	million (maximum) of
	September 30, 2008	Preferred Stock	Preferred Stock	Preferred Stock
Regulatory Capital Ratios	Actual	Pursuant to the Program	Pursuant to the Program	Pursuant to the Program
Home BancShares, Inc.
Leverage ratio	11.29%	12.05%	13.00%	13.54%
Tier I risk-based capital	13.02%	13.99%	15.21%	15.92%
Total risk-based capital	14.27%	15.24%	16.46%	17.17%

     The Company is “well capitalized” under regulatory guidelines as of September 30, 2008, even without issuing any Preferred Stock.
     At September 30, 2008, the Company had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for us to apply for capital available under the Program because (i) the cost of capital under the Program may be significantly lower than the cost of capital otherwise available to us at this time, and (ii) despite being well-capitalized, additional capital under the Program would provide the Company additional flexibility to meet future capital needs that may arise. Specifically, we plan to use the additional capital to fund prudent loan growth in our markets, general corporate purposes and to further strengthen our capital position. See “Use and Effect of CPP Proceeds.”
Dissenter’s Rights
     Pursuant to the Arkansas Business Corporations Act of 1987, as amended, the Company’s shareholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment.
Proposed Amendment
     Article THIRD of the Company’s Restated Articles of Incorporation would be amended and restated in its entirety as follows assuming adoption of the proposal:
     THIRD: The authorized capital stock (the “Capital Stock”) of this Corporation shall be 50,000,000 shares of voting common stock (the “Common Stock”) having a par value of $0.01 per share, and 5,500,000 shares of $0.01 par value preferred stock (the “Preferred Stock”). The Board of Directors of the Corporation, acting pursuant to the authority contained herein and under Arkansas law, without any vote of the shareholders of the Corporation, may issue shares of Preferred Stock in one or more series and may determine the preferences, limitations, relative rights and terms of the Preferred Stock or any series of shares of the Preferred Stock before the issuance of such shares of Preferred Stock or series of shares of the Preferred Stock. Before issuing any shares of Preferred Stock or any series of shares of the Preferred Stock, the Corporation, if required by Arkansas law, shall file with the Secretary of State of Arkansas Articles of Amendment containing the text of the amendment, preferences, limitations, relative rights and terms of the Preferred Stock or of such series of Preferred Stock.
     Voting Rights. The Common Stock shall have one vote per share on all matters submitted to the shareholders for a vote. No holder of Common Stock shall have the right to cumulate their votes in the election of directors.
     Dividends. Dividends may not be declared unless the requirements for the payment of dividends under Arkansas law are met, and are payable only if and to the extent that the Board of Directors determines that earnings are available. No interest shall be payable on any declared and unpaid dividends.
     The actual text of the amendment may vary as determined by the Board of Directors to comply with regulatory requirements, including of the Treasury, and in order to effectuate the amendment with the appropriate government agency.

Vote Required to Approve Proposal
     Approval of the amendment to the Restated Articles of Incorporation to amend the terms of the authorized shares of Preferred Stock requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present.
The Board of Directors Recommends that Shareholders Vote
FOR
Approval of the Amendment to the Restated Articles of Incorporation
to Amend the Terms of the Authorized Shares of the Preferred Stock
FORWARD LOOKING STATEMENTS
     This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be made directly in this Proxy Statement and they may also be made a part of this Proxy Statement by reference to other information filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”
     Words such as “anticipate,” “expect,” “intend,” “plan” and words of and terms of similar substance used in connection with any discussion of future operating or financial performance, or any potential transaction, identify forward looking statements. All forward-looking statements are management’s present estimates of future events and are subject to a number of factors and uncertainties. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.
     Our shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement or as of the date of any document incorporated by reference in this Proxy Statement, as applicable. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
INCORPORATION BY REFERENCE
     The SEC allows us to incorporate by reference information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement.
     This Proxy Statement incorporates by reference the following items of Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2007:
• Item 6. Selected Financial Data.

• Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

• Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

• Item 8. Consolidated Financial Statements and Supplementary Data.

• Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
                  This Information Statement also incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008, June 30, 2008, and September 30, 2008, respectively:
• Item 1. Financial Statements.

• Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

• Item 3. Quantitative and Qualitative Disclosures About Market Risk.

SUBMISSION OF SHAREHOLDER PROPOSALS
     In order for a proposal by a shareholder to be presented at an annual meeting of our shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2009 must be received by the Company no later than November 15, 2008, for possible inclusion in the proxy statement relating to that meeting.
     For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Act; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: C. Randall Sims, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 15, 2008, in the case of the Annual Meeting of Shareholders in 2009. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC.  You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov. Additionally, we will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information we have incorporated by reference in this document. You should direct your request in writing to the Corporate Secretary, Home BancShares, Inc., P.O. Box 966, Conway, Arkansas 72033.
EXHIBITS
Exhibit A:  Certificate of Amendment of Restated Articles of Incorporation of Home BancShares, Inc.
Exhibit B: TARP Capital Purchase Program Term Sheet
SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE
MEETING ARE URGED  TO VOTE BY TELEPHONE,
MAIL OR  INTERNET.
IF YOU  VOTE  BY TELEPHONE OR THE INTERNET,
DO NOT RETURN YOUR PROXY CARD
By Order of the Board of Directors
C. RANDALL SIMS
Secretary

Exhibit A
CERTIFICATE
     Home BancShares, Inc. does hereby certify that its Restated Articles of Incorporation, as previously amended, were duly amended in the attached Amendment to the Restated Articles of Incorporation, pursuant to a resolution of the Board of Directors. The Amendment to the Restated Articles of Incorporation was duly approved by the shareholders, as follows:

FIRST:	The name of the Corporation is: Home BancShares, Inc.

SECOND:	The Restated Articles of Incorporation are hereby amended by amending Article THIRD as set forth in the Amendment to the Restated Articles of Incorporation to which this certificate is attached.

THIRD:	The date of adoption of the Amendment to the Restated Articles of Incorporation was January ___, 2009.

FOURTH:
There being only one class of voting stock outstanding, the number of shares entitled to vote on the adoption of the Amendment to the Restated Articles of Incorporation was                     , and the number of votes indisputably represented at the meeting was                     .

FIFTH:	The number of shares voted for the adoption of the Amendment to the Restated Articles was , and the number of shares voted against the adoption was .

HOME BANCSHARES, INC.
By:
C. Randall Sims, Secretary

Exhibit B
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior

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Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

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Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price

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of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QM will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

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Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 AM, Central Standard Time, on January 9, 2009. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proposal — The Board of Directors recommends a vote FOR Proposal 1. . To amend the Company’s Restated Articles of Incorporation to amend the terms of the authorized preferred stock. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOME BANCSHARES, INC. 719 Harkrider Street, Suite 100 Conway, Arkansas 72032 (501) 328-4770 www.homebancshares.com NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held on January 9, 2009 The undersigned constitutes and appoints C. Randall Sims and Randy E. Mayor or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Special Meeting of shareholders of the company to be held on January 9, 2009, at 10:00 a.m. (CDT) at the corporate offices, located at 719 Harkrider, Conway, Arkansas and at any adjournment thereof. The signer hereby revokes all proxies heretofore given by signer to vote at said meeting or any adjournments thereof. This proxy is automatically revoked if the undersigned attends the Special Meeting in person and votes on any matter. YOUR VOTE IS IMPORTANT PLEASE EXECUTE YOUR PROXY WITHOUT DELAY